Code of Ethics with Insider Trading Policy

Connors Investor Services, (the “Firm” or the “Advisor”) and Connors Funds Trust (the “Trust”)

Amended and Restated

December 28, 2021

1.1       Overview

This Code of Ethics (the “Code”) has been adopted by:

(i)	the Firm, as the investment advisor to the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that is comprised of one or more series (each, a “Fund” and collectively the “Funds”); and
(ii)	the Trust, in compliance with Rule 17j-1 under the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”).

The 1940 Act, and likewise this Code, prohibits the Firm, the Trust, and their Affiliated Persons and employees, in connection with the purchase and sale, directly or indirectly, of a security held or to be acquired by a Fund to:

a) employ any device, scheme or artifice to defraud the Funds;

b) make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

d) engage in any manipulative practice with respect to the Funds.

The Code is also based on the principle that every officer, director/board member, partner, employee, or outsourced Supervised Person of the Firm, including all Access Persons, as well as any trustee, officer, or employee of the Trust, including all Advisory Persons, is to always place the interests of all Clients before his or her own personal interests. Each officer, director/board member, partner, employee, and outsourced Supervised Person of the Firm, including all Access Persons of the Firm, as well as any trustee, officer, or employee of the Trust, including all Advisory Persons, covered by this Code is to avoid any actual or potential conflicts of interest with the Firm, the Trust, and Clients, and must comply with the applicable provisions of the Code in all personal securities transactions.

Questions concerning this Code should be directed to the Chief Compliance Officer of the Firm or Trust.

1.2       Definitions

1.	“Access Person” means:

Certain full-time employees of the Firm who have routine access in advance of non-public information regarding the investment decisions, recommendations, or knowledge of portfolio holdings or potential portfolio holdings of any Client. Any other full-time, part-time, temporary, intern, contract person, or other outsourced third-party service provider who performs administrative or non-investment functions for the Firm and who does not

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have routine access in advance of non-public information regarding the investment decisions, recommendations, or knowledge of the potential portfolio holdings of any Client, will not be Access Persons.

An Access Person of the Firm may include any outsourced service provider to the Firm who other than not being employed by the Firm, meets the criteria of being an Access Person. It is the Firm’s policy that all Supervised Persons, including all Access Persons, will be subject to all the provisions of the Code and their compliance with the Code is the responsibility of the Firm.

Access Person also includes any trustee, officer, or Advisory Person (as defined below) of the Trust.

A “Third-Party Access Person” means an Access Person who is an officer or employee of an outsourced third-party service provider to the Trust (excluding an investment advisor).

2.	“Advisory Person” means:
a.	Any Firm employee and any trustee, officer, or employee of the Trust who, in connection with his/her regular functions or duties, is involved in making securities recommendations to a Client, or who has access to such recommendations that are non-public;
b.	Any natural person in a Control relationship to the Trust who obtains information concerning recommendations made to a Fund with regard to the Purchase or Sale of a Security by a Fund;
c.	Any Firm employee acting as a portfolio manager of any Client;
d.	Any Firm employee who, in connection with their regular functions or duties, makes, participates in, or executes the Purchase or Sale of a Security for a Client; and
e.	Any Supervised Person of the Firm whose functions relate to making any recommendations with respect to the Purchase or Sale of a Security for a Client.

A person does not become an “Advisory Person” simply by (i) normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or (ii) infrequently or inadvertently obtaining knowledge of current recommendations or trading activity. All Advisory Persons are Access Persons. However, not all Access Persons are Advisory Persons.

3.       “Affiliated Person” has the same meaning as set forth in Section 2(a) of the 1940 Act.

4.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan as well as a 401k plan in which automatic payroll deductions are being made on a regular schedule.
5.	“Beneficial Ownership” will be interpreted in the same manner as it would be in determining whether a person has beneficial ownership of a security as outlined in Section 16a-1(a)(2) of the 1934 Act. The determination of direct or indirect beneficial ownership shall apply to all securities which a Supervised Person of the Firm, Access Person of the Trust, or Trustee has or acquires. For purposes of this policy, “Beneficial Ownership” includes securities held by:
•	Your spouse, minor children or relatives who share the same house with you;
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•	An estate for your benefit;
•	A trust, of which (a) you are a trustee or you or members of your immediate family have a vested interest in the income or corpus of the trust, or (b) you own a vested beneficial interest, or (c) you are the grantor and you have the power to revoke the trust without the consent of all beneficiaries;
•	A partnership in which you are a partner;
•	A corporation (other than with respect to treasury shares of the corporation) of which you are an officer, director, or 10% stockholder;
•	Any other person if, by reason of contract, understanding, relationship, agreement, or other arrangement, you obtain benefits substantially equivalent to those of ownership; and
•	Your spouse or minor children or any other person, if, even though you do not obtain from them benefits of ownership, you can vest or re-vest title in yourself at once or at some future time.

A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or direct the disposition of such security. A person is the beneficial owner of a security if he or she has the right to acquire beneficial ownership of such security at any time within sixty days.

6.	“Brokerage Account” means any account with a broker, dealer, or bank that may hold securities.
7.	“CCO” means the Firm's and/or the Trust’s Chief Compliance Officer, as applicable. As of the effective date hereof, the CCO of the Firm and the Trust are different persons.
8.	“Client” means any person or entity for which the Firm acts as an investment advisor, and specifically includes, but is not limited to, the Trust and the Funds.
9.	“Control” has the same meaning as set forth in Section 2(a)(9) of the 1940 Act. In summary, control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
10.	“ETF’s” include shares issued by open-end and closed-end investment companies and those issued by Unit Investment Trusts.
11.	“Excluded Securities” include the following securities:

• Direct obligations of the United States government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by any money market fund; and
•	Shares issued by an open-end fund other than the following, which are not Excluded Securities: (i) all exchange-traded funds and (ii) any investment company registered under the 1940 Act whose investment advisor or principal underwriter is the Firm, Controls the Firm, is Controlled by the Firm, or is under common Control with the Firm.
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12.	“Fund” means a series of the Trust.
13.	“Immediate Family Members” includes the following:

child grandparent son-in-law

step-child spouse daughter-in-law

grandchild sibling brother-in-law

parent mother-in-law sister-in-law

step-parent father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

14.	“Independent Firm Board Member” means a member of the board of the Firm who is not an “interested person” of the Firm.
15.	“Independent Trustee” means a trustee of the Fund(s) who is not an “interested person” of the Fund(s) within the meaning of Section 2(a)(19) of the Act.
16.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.
17.	“Interested Trustee” means a trustee of the Fund(s) who is an “interested person” of the Fund(s) within the meaning of Section 2(a)(19) of the Act.
18.	“Investment Personnel” of a Fund or the Firm means (i) any employee of a Fund or the Firm (or of any company in a Control relationship to a Fund or the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and (ii) any natural person who Controls the Fund(s) or the Firm and who obtains information concerning recommendations made to the Fund(s) regarding the purchase or sale of securities by the Fund(s).
19.	“Limited Offering”, also known as a “Private Placement Offering” means an offering that is exempt from registration under the Securities Act of 1933.
20.	“Material Non-Public Information” refers to certain information about a company that has not been disseminated to the general public which could affect its market value and investment decisions.

Material non-public information, as opposed to immaterial non-public information, could be manipulated to gain an unfair advantage in the marketplace. This is known as insider trading or insider dealing.

21.	“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation is made by a Firm portfolio manager to purchase or sell a security, and such recommendation has been communicated to Firm members or a Client, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Serious consideration includes the act of writing a trade ticket and/or entering an order with a broker.
22.	“Reportable Fund” means the following but does not include Excluded Securities:
a.	Any Fund; or
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b.	Any investment company registered under the 1940 Act whose investment advisor or principal underwriter is the Firm, Controls the Firm, is Controlled by the Firm, or is under common Control with the Firm.

Any Reportable Fund purchased or sold by any Supervised Person of the Firm, Access Person of the Trust, or Interested Trustee, must receive pre-approval from the Firm CCO, or if the Firm CCO is requesting the trade, from another executive officer of the Firm. All Reportable Funds must be included in any required reporting as outlined in Section 1.5 for the persons identified in this paragraph.

Third-Party Access Persons of the Trust employed by a third-party service provider to the Trust who maintains a Code of Ethics for its employees adhere to the third-party service provider’s approval and reporting requirements in accordance with the third-party service provider’s Code of Ethics.

23.	“Reportable Security” or “Security” has the same meaning as set forth in Section 202(a)(18) of the Investment Advisers Act of 1940 and Section 2(a)(36) of the 1940 Act, and includes the following, but does not include Excluded Securities:

any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. ETFs are a Reportable Security.

Any Reportable Security must be included in any required reporting as outlined in Section 1.5.

24.	“Supervised Person” has the same meaning as set forth in Section 202(a)(25) of the Advisers Act. In summary, a supervised person is any officer, director/board member, partner, and employee of the Firm, and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control. This can include outsourced third parties.

1.3       Standards of Conduct

The Firm believes all its Supervised Persons, as fiduciaries, have a duty of utmost good faith to act solely in the best interests of the Firm's Clients. The Firm’s fiduciary duty compels all its Supervised Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code and represents the Firm’s core expectations related to any activities of its Supervised Persons.

Access Persons and Interested Trustees must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in the Code. Therefore, Access Persons and Interested Trustees may not engage in any investment transaction under circumstances in which the Access Person or Interested Trustee benefits from or interferes with the purchase or sale of investments by a Client. In addition, Access Persons and Interested Trustees may not use information concerning the investments or investment intentions of a Client, or their ability to

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influence such investment intentions, for personal gain or in a manner detrimental to the interest of the Client.

Independent Trustees and Independent Firm Board Members are not subject to Sections 1.4 and 1.5 below. Independent Trustees and Independent Firm Board Members may not purchase, acquire, sell, or dispose of any Reportable Fund in which he or she has direct or indirect Beneficial Ownership if he or she has non-public information at the time of purchase or sale regarding the underlying holdings of a Reportable Fund gained by means of their involvement as an Independent Trustee or Independent Firm Board Member.

Personal Conduct

1.	Giving or Receiving of Gifts or Entertainment

No Supervised Person of the Firm, Access Person of the Trust, or Interested Trustee of the Trust may give or receive any single gift or entertainment with a value of more than $500 to/from any person that does business with or on behalf of the Firm or the Trust without specific approval in advance by the Firm CCO.

All gifts and entertainment requests for Supervised Persons of the Firm, Access Persons of the Trust, and Interested Trustees, regardless of value, must be submitted to the Firm CCO detailing the provider/recipient of the gift or entertainment and the nature and value of the gift or entertainment. If the value is under $500, submission alone is sufficient. If any single instance of providing or receiving a gift or entertainment is in excess of the $500 threshold, the Firm CCO or his/her designated person must approve the request in advance. The request will include an attestation that indicates that the provider/recipient is not obligated, nor have they committed the Firm or Trust to any activity which would cause the individual, Firm, or Trust to be out of compliance with the Code.

Third-Party Access Persons of Trust

Notwithstanding the foregoing, to the extent that a Third-Party Access Person of the Trust is subject to mandatory reporting by the applicable third-party service provider in a manner that is similar to the reporting requirements outlined in the above two paragraphs (as determined by the Firm or Trust CCO) and such reports are available to the Firm or Trust CCO, such Third-Party Access Person of the Trust is not required to pre-clear the giving or receiving of gifts and entertainment.

2.       Charitable Contributions

All charitable contributions in excess of $500 made by the Firm to any charitable organization, including those requested by a Client, must be approved in advance by the Firm’s CCO or his/her designated person. No charitable contribution can be made payable directly to a Client of the Firm. All charitable contributions must be submitted to the Firm CCO, but only those contributions over $500 will require pre-approval.

3.       Service as Director for an Outside Company

Advisory Persons may not serve on the Board of Directors of a publicly traded company without the prior written approval of the Firm CCO. Such approval shall be based upon a documented finding by the Firm CCO that such service shall not be likely to result in a conflict of interest with the Firm and the Advisory Person.

4.       Outside Business Activities

Access Persons of the Firm or Trust and Interested Trustees may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or

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reputation of the Firm or the Trust. Similarly, no such outside business activities may be inconsistent with the interest of the Firm or the Trust. Access Persons of the Firm or Trust and Interested Trustees may not serve as directors of any public or private company, except with the prior approval of the Firm and the Trust CCO.

4.       Protection of Material Non-Public Information

All Firm employees must review and comply with the Firm’s Insider Trading Policies and Procedures in the attached Appendix.

1.4	Personal Securities Trading Policy (not applicable to Independent Trustees and Independent Firm Board Members)

A.       General Pre-Clearance of Personal Securities Transactions

All Supervised Persons of the Firm, Access Persons of the Trust, and Interested Trustees must submit a request to purchase or sell any Reportable Fund to the Firm CCO in advance of placing such transaction.

All Supervised Persons of the Firm and Interested Trustees must submit a request, and receive approval, in advance from the Firm CCO before purchasing or selling any Reportable Security whose market value at the time of purchase or sale is $2 billion or less. Trades in Reportable Securities with a market value greater than $2 billion do not require pre-clearance, however, all trades regardless of the security type or market value of the security are subject to all reporting requirements of this Code. Finally, Supervised Persons of the Firm and Interested Trustees may not trade in any Reportable Security which on the same day is being traded in any Firm Client account.

If the Firm CCO is requesting to trade as outlined in either of the two above paragraphs, approval to enter such transaction in a Reportable Fund or Reportable Security must be received in advance from another executive officer of the Firm.

These pre-clearance requirements extend to trusts over which Supervised Persons of the Firm, Access Persons of the Trust, and Interested Trustees have discretionary authority.

Once approval is received for any transaction in any Reportable Fund or Reportable Security as outlined herein, the individual receiving such approval shall have two full trading days following the date of approval to execute the transaction (e.g. trade placed on Monday must be executed by the end of the day Wednesday), after which time a new approval must be obtained if the initial trade was not executed in a timely fashion.

It is the responsibility of the individual receiving trade approval to execute the trade within the time frame allowed. Should any previously approved trade be completed after the allowed period, a reversal of the trade and disgorgement of any profits may be required at the sole discretion of the Firm CCO given the facts of such trade activity.

B.       Pre-Approval of Investments in IPOs and Limited Offerings

All Supervised Persons of the Firm, Access Persons of the Trust, and Interested Trustees must obtain approval from the Firm CCO before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or Limited Offering.

C.	Third-Party Access Persons of Trust

Notwithstanding the foregoing, to the extent that a Third-Party Access Person of the Trust is subject to mandatory reporting by the applicable third-party service provider in a manner that is similar to the reporting requirements of Section 1.5 of the Code (as determined by

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the Firm or Trust CCO) and such reports are available to the Firm or Trust CCO, such Third-Party Access Person of the Trust is not required to pre-clear personal securities transactions pursuant to this Section 1.4.

1.5	Reporting Requirements (not applicable to Independent Trustees and Independent Firm Board members)

A.       Reporting Requirements by Access Persons

1.       Initial & Annual Holdings Reports

Upon employment, any Supervised Person of the Firm, Access Person of the Trust, and Interested Trustee shall be required to provide an initial report of all personal holdings in a Reportable Fund or Reportable Security no later than 10 calendar days after employment or being designated as a Supervised Person of the Firm, Access Person of the Trust, or Interested Trustee.

All Supervised Persons of the Firm, Access Persons of the Trust, and Interested Trustees are further required to provide a certification on an annual basis no later than 45 calendar days after each calendar year end attesting that they have caused to be submitted duplicate statements to the Firm CCO for all active Brokerage Accounts. The information provided and certification will cover all personal holdings in a Reportable Fund or Reportable Security, as well as any transactions made in any Reportable Fund or Reportable Security. Copies of brokerage statements delivered via hard copy or email submitted to the Firm CCO which contain the same information noted below will be viewed as an acceptable form of reporting, both initially and on an on-going basis, provided they are received within thirty days of the end of any reporting period, or in accordance with the brokerage firm’s delivery schedule.

In addition, each person when submitting an initial or annual holdings Report, shall certify that the information contained in each such report is accurate, complete and that the person has reported all required information. The reports described in this Section must contain substantially the following information:

(a)	Security Name
(b)	Ticker Symbol or CUSIP number
(c)	Number of Shares or Par
(d)	Principal Amount
(e)	Broker, Dealer or Bank Name
(f)	Date of the Report

Additionally, all Supervised Persons of the Firm, Access Persons of the Trust, and Interested Trustees, initially and on an on-going basis shall also list all open or closed Brokerage Accounts in which such person, or their Immediate Family Member holds, can hold, or held a Reportable Fund or Reportable Security. This information will be provided to the Firm CCO on the applicable reports.

2.       Quarterly Transaction Reports

No later than 30 calendar days following the end of each calendar quarter, all Supervised Persons of the Firm, Access Persons of the Trust, and Interested Trustees shall submit a quarterly certification listing all personal transactions in any Reportable Fund or Reportable Security pursuant to which the Supervised Person of the Firm,

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Access Person of the Trust, or Interested Trustee obtained a direct or indirect Beneficial Ownership interest. The information required regarding personal transactions as outlined in Section 1.5(A)(1)(a-f) above, can be contained in brokerage statements delivered via hard copy or email to the Firm CCO.

The following transactions are required to be reported and included in the information submitted:

(a)    Transactions in Reportable Funds.

(b)    Transactions in Reportable Securities.

B.	Submission of Duplicate Periodic Statements

Each Supervised Person of the Firm, Access Person of the Trust, and Interested Trustee must arrange for duplicate copies of statements of all Brokerage Accounts for which they have direct or indirect beneficial interest, as well as duplicate statements for accounts of Immediate Family Members living in the household for which they have direct or indirect beneficial interest be delivered via hardcopy or email to the Firm CCO.

If the Firm CCO maintains any Brokerage Accounts which can hold Reportable Funds or Reportable Securities, duplicate copies of those statements will be reviewed by another Firm executive officer.

C.       Third-Party Access Persons of Trust

Notwithstanding the foregoing, to the extent that a Third-Party Access Person of the Trust is subject to mandatory reporting by the applicable third-party service provider in a manner that is similar to the reporting requirements of Section 1.5 of the Code (as determined by the Firm or Trust CCO) and such reports are available to the Firm or Trust CCO, such Third-Party Access Person of the Trust is not required to submit reports pursuant to this Section 1.5.

D.       Notification of Reporting Obligation

The Firm and the Trust must identify all Supervised Persons of the Firm, Access Persons of the Firm and Trust, and Interested Trustees who are required to make reports pursuant to the Code and must inform those Supervised Persons of the Firm, Access Persons of the Firm and Trust, and Interested Trustees of their reporting obligation.

1.6       Record Keeping Requirements

The Firm CCO will keep the applicable records regarding this Code for the specified number of years as required in the Advisers Act, and the Trust CCO will keep the applicable records of this Code as required in accordance with Rule 17j-1(f) of the 1940 Act and its associated requirements.

1.7       Certifications

Each Supervised Person of the Firm, Access Person of the Firm or Trust (except Third-Party Access Persons of the Trust subject to another similarly constructed code of ethics) and Interested Trustee (excluding Independent Trustees and Independent Firm Board Members), will provide written certification initially upon receiving the Code, and then again at any point in the future if the Code is updated and contains any material changes.

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1.8       Reporting of Violations

The Firm and the Trust take the potential for conflicts of interest caused by personal investing very seriously. Accordingly, persons that become aware of a violation of the Code are required to promptly report such violation to the Firm CCO, or in the event the violation involves the Firm CCO, to the President of the Firm or the Trust, or the Trust CCO, as applicable. Any person who seeks to retaliate against a person who reports a Code violation shall be subject to sanctions.

1.9       Board Reporting

No less frequently than annually, each of the Firm CCO and Trust CCO must furnish to the Trust’s Board of Trustees (the “Board”), and the Board must consider, a written report that (a) describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response to material violations; and (b) certifies that the Advisor and Trust have adopted procedures reasonably necessary to prevent its respective Supervised Persons and Access Persons from violating the Code applicable to such person.

1.10       Sanctions

The Firm’s management may impose sanctions it deems appropriate upon any person who violates the Code. In addition, management may impose sanctions it deems appropriate upon any person who has engaged in a course of conduct that, although in technical compliance with the Code, is part of a plan or scheme to evade the provisions of the Code. Sanctions may include a letter of censure, suspension of employment, termination of employment, fines, and disgorgement of profits from prohibited or restricted transactions.

2.0       Review and Supervisory Reporting

A.       Review Procedures

1.	The Firm CCO and Trust CCO, or their designees, shall review reports, including any initial holdings reports, annual holdings reports, quarterly personal securities transaction reports, and brokerage statements, to attempt to detect possible violations of the Code.
2.	No less frequently than annually, the Firm CCO must furnish to the Trust CCO upon the Board’s request, and in whatever reasonable fashion the Board requests, information concerning any Code in effect for the period requested that will a) describe any issues arising under the Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of the Code, or its procedures and sanctions imposed in response to the material violations; and b) which certifies that the Advisor has adopted procedures reasonably necessary to prevent Supervised Persons, including all Access Persons of the Firm, from violating the Code.
3.	Senior management, or the CCO(s) of the Firm and the Trust, shall review this Code annually.
B.	Reporting Procedures
1.	Any issues regarding the Code should be promptly reported to the Firm CCO, and if the issue involves the Firm CCO, then to another designated Firm compliance person, senior management of the Firm, or the Trust CCO if different than the Firm CCO. Issues to be reported include, but are not limited to: (a) any transaction that appears to be in violation of the prohibitions contained in this Code; (b) any apparent violations
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of the reporting requirements contained in this Code; and (c) any procedures or sanctions imposed in response to a violation of this Code, including but not limited to a letter of censure, suspension or termination of the employment of the violator as imposed by the President of the Firm, or the unwinding of the transaction and disgorgement of the profits.

In addition, the Firm CCO will include this information in the CCO’s Annual Report to be completed in accordance with Rule 206(4)-7 and the Trust CCO will include this information in the Trust CCO’s annual report in accordance with Rule 38a-1.

2. The Firm and Trust CCO will also include the following information, as is deemed appropriate and applicable, in the CCO’s Annual Report to be completed in accordance with Rule 206(4)-7 for the Firm, and Rule 38a-1 for the Trust:

(a)	a copy of the current Code;
(b)	a summary of existing procedures and any changes in the Code's policies or procedures during the past year;
(c)	a description of any issues arising under the Code or its procedures since the last report, including but not limited to, information about material violations of the Code and sanctions imposed in response to material violations;
(d)	an evaluation of the current Code and a report on any recommended changes to the Code based upon the CCO's experience, evolving industry practices, or developments in applicable laws or regulations; and
(e)	a certification that the Firm has adopted procedures reasonably necessary to prevent Supervised Persons, including all Access Persons, from violating the Code.
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APPENDIX

INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires that all investment advisors and broker-dealers establish, maintain, and enforce written policies and procedures designed to detect and prevent the misuse of material non-public information by such investment advisor and/or broker-dealer, or any person associated with the investment advisor and/or broker-dealer.

Section 204A of the Advisers Act states that an investment advisor must adopt and disseminate written policies with respect to ITSFEA, and an investment advisor must also vigilantly review, update, and enforce them. Section 204A provides that every advisor subject to Section 204 of the Advisers Act shall be required to establish procedures to prevent insider trading.

The Firm has adopted the following policy, procedures, and supervisory procedures in addition to the Code of Ethics.

SECTION I – POLICY

The purpose of this Section I is to familiarize the officers, directors, and employees of the Firm with issues concerning insider trading and to assist them in putting into context the policy and procedures on insider trading.

Policy Statement:

No person to whom this Statement on Insider Trading applies, including officers, directors, and employees, may trade, either personally or on behalf of others (such as private accounts managed by the Firm) while in possession of material, non-public information; nor may any officer, director, or employee of the Firm communicate material, non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director, and employee of the Firm and extends to activities within and outside their duties with the Firm. It covers not only personal transactions of Firm personnel, but indirect trading by family, friends and others, or the non-public distribution of inside information from you to others. Every officer, director, and employee must read and retain this policy statement. Any questions regarding the policy and procedures should be referred to the Firm Chief Compliance Officer (“CCO”).

The term "insider trading" is not defined in the Federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or the communications of material non-public information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)       Trading by an insider, while in possession of material non-public information; or

(b)	Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

(c)       Communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.	Who is an Insider? The concept of "insider" is broad. It includes officers, directors, and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a
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company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment advisor may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information? Trading on inside information can be the basis for liability when the information is material. In general, information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, a significant cybersecurity incident experienced by the company that has not yet been made public, and extraordinary management developments.
3.	What is Non-Public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal, or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be "effectively" disseminated.)
4.	Reason for Liability. (a) Fiduciary duty theory - in 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. (b) Misappropriation theory - another basis for insider trading liability is the, 'misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person.
5.	Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
a.	Civil injunctions
b.	Treble damages
c.	Disgorgement of profits
d.	Jail sentences
e.	Fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited, and
f.	Fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained, or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

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SECTION II - PROCEDURES

The following procedures have been established to aid the officers, directors, and employees of the Firm in avoiding insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading. Every officer, director, and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties. If you have any questions about these procedures, you should consult the Firm CCO.

1.	Identifying Inside Information. Before trading for yourself or others, including private accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:
i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
ii.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

i.       Report the matter immediately to the Firm CCO.

ii.	Do not purchase or sell the security on behalf of yourself or others, including investment companies or private accounts managed by a provider.
iii.	Do not communicate the information to anybody, other than to the Firm CCO.
iv.	After the Firm CCO has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.
2.	Restricting Access to Material Non-public Information. Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph I above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.
3.	Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Firm CCO before trading or communicating the information to anyone.

SECTION III – SUPERVISION

The role of the Firm CCO is critical to the implementation and maintenance of this Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

1.       Prevention of Insider Trading

To prevent insider trading the compliance official should:

(a)       Answer promptly any questions regarding the Statement on Insider Trading;

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(b)	Resolve issues of whether information received by an officer, director, or employee is material and non-public;
(c)	Ensure that all personnel are made aware of, review, and attest to any material changes to the Statement on Insider Trading; and
(d)	If it has been determined that any Firm personnel has come into possession of any material non-public information,

(i)       Implement measures to prevent dissemination of such information, and

(ii)	If necessary, restrict Firm personnel from trading such securities, as may be applicable.

2.       Detection of Insider Trading

To detect insider trading, the Firm CCO should:

(a)	Cause to be reviewed in any manner deemed appropriate the trading activity of Firm personnel;
(b)	Coordinate, if necessary, the review of such trading activity with other appropriate officers, directors, or employees of the Firm.

3.       Special Reports to Management

Promptly, upon learning of a potential violation of the Statement on Insider Trading, the Firm CCO must prepare a written report to management of the Firm providing full details and recommendations for further action.

4.       Annual Reports

On an annual basis, the Firm CCO will include the following information in the CCO’s Annual Report to be completed in accordance with Rule 206(4)-7. The report to the management of the Firm will set forth the following:

(a)       A summary of the existing procedures to detect and prevent insider trading;

(b)	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

(c) An evaluation of the current procedures and any recommendations for improvement.